Exhibit 3.4

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYE-LAWS

OF

LAZARD LTD

This First Amendment (this “First Amendment”) to the Amended and Restated Bye-Laws of Lazard Ltd, an exempted company registered in Bermuda, adopted as of May 10, 2005 (the “Bye-Laws”), shall be effective as of May 6, 2008.

The Bye-Laws are hereby amended as follows:

1. Section 24.03 of the Bye-Laws is hereby amended by (i) deleting the proviso in the penultimate sentence and (ii) inserting the following in place thereof:

“provided, that, notwithstanding anything in these Bye-Laws to the contrary, notice of any meeting of the Board to resolve or act upon anything relating to (i) the revocation or termination of the appointment of, or any request for the resignation or retirement of, the Chairman or the Chief Executive Officer or (ii) any revocation, reduction or limitation of the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer shall in each case be deemed adequately delivered only if given to each of the Directors and, if such person is not a Director, the Chief Executive Officer of the Company reasonably in advance of such meeting (which shall, in any event, not require more than five (5) days notice) (it being understood that, absent waiver by the Chief Executive Officer in writing, the failure to provide adequate notice in accordance with this sentence shall invalidate any action or resolution of the Board to revoke or terminate the appointment of, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company or to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company passed at such meeting).”

2. Section 24.09 of the Bye-Laws is hereby amended by (i) deleting the last sentence in its entirety and (ii) inserting the following in place thereof:

“Notwithstanding anything in these Bye-Laws to the contrary, any resolution of the Board (a) to revoke or terminate the appointment of, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company or (b) to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company shall in each case require, after proper notice pursuant to Section 24.03, the affirmative vote of a majority of the Directors then in office in favour thereof.”

Except as expressly set forth above, this First Amendment shall not amend, impair or otherwise affect the Bye-Laws, which shall continue in full force and effect.